MAILANDER LAW OFFICE, INC.

       ________________________________________________________________

LOUIS BANK OF COMMERCE, 835 FIFTH AVENUE, SUITES 312-313 SAN DIEGO, CA 92101
Telephone: (619) 239-9034 I Facsimile: (619) 330-2900 I Internet: tmailander@gmail.com

Confidential Attorney — Client Privileged Communication
Attorney Work Product

October 24, 2014

Mr. Gary Campbell

Cytta Corp.

Suite 101 — 6490 West Desert Inn Road

Las Vegas, NV 89146

Dear Mr. Campbell:

This will confirm our telephonic communications of 21 and 22 October 2014 regarding perceived accounting deficiencies at Cytta Corp.'s subsidiary, EraStar, Inc. I have a legal obligation pursuant to Section 307 of the Sarbanes—Oxley Act and SEC Rule 205 to report to company officials any evidence of a material violation of securities law or breach of fiduciary duty or similar violation by the issuer or any agent thereof. I believe, based on our telephonic communications, that issues exist that would lead a reasonable attorney to believe a material violation of an applicable federal or state securities law, a breach of fiduciary duty or similar violation of any federal or state law may have occurred, is occurring, or is about to occur.

Cytta Corp. ("Cytta") is an SEC reporting company and the public has been investing in Cytta Corp. on the basis of its press releases and filings with the Commission concerning the transaction whereby Cytta's merger subsidiary merged with EraStar, Inc. Further, as part of that transaction, certain persons have been named to the Cytta board from the EraStar, Inc. board. The inability of Cytta to properly complete its audit of EraStar due to a number of factors including, but not limited to: obstructionism from EraStar (and now Cytta) affiliates and control persons, and possible misrepresentations concerning EraStar's accounting and financials from these persons, obviously presents a set of circumstances that brings Cytta and EraStar into the cross hairs of a regulatory investigation.

I should qualify the foregoing by stating that I have not undertaken any investigation whatsoever regarding the issues noted above. I do not know for a fact that any particular person has violated the law. However, given the tenor and events of the last couple of days, I think it is reasonable to conclude that such questions exist and are material and should be fully investigated consistent with the fiduciary duties all board members share.

Although this law firm formally resigned as attorney for Cytta and EraStar effective 22 October, I believe it is incumbent upon me to advise that it is in the best interests of Cytta to fully investigate and, if necessary, take whatever legal action is necessary to safeguard Cytta and its shareholders based upon the foregoing. To the extent that other claims for damages, rescission, declaratory relief, injunctive relief and other relief are necessary, they should be pursued and the Commission should be notified as soon as possible on Form 8-K.

We discussed fiduciary duties. Fiduciary duties are the highest duties imposed under the law and since Cytta is a public company, these duties are even greater—if that is possible, to protect and safeguard the rights of the public investors of Cytta.

Section 1348 of the Sarbanes—Oxley Act provides:

Whoever knowingly executes, or attempts to execute, a scheme or artifice-

(1)

to defraud any person in connection with any security of an issuer with a class of securities registered under section 12 of the Securities Exchange Act of 1934 (15 U.S.C. 781) or that is required to file reports under section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78o(d)); or

(2)

to obtain, by means of false or fraudulent pretenses, representations, or promises, any money or property in connection with the purchase or sale of any security of an issuer with a class of securities registered under section 12 of the Securities Exchange Act of 1934 (15 U.S.C. 781) or that is required to file reports under section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78o(d)); shall be fined under this title, or imprisoned not more than 25 years, or both."

Yours sincerely,

MAILANDER LAW OFFICE, INC.

A California U.S. Law Corporation

By:                             /s/ Tad Mailander

                                 TAD MAILANDER